UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 4, 2012

Tech Data Corporation

(Exact name of registrant as specified in its charter)

Florida	0-14625	59-1578329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5350 Tech Data Drive Clearwater, Florida		33760
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 727-539-7429

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On September 4, 2012, Tech Data Corporation (“Tech Data”), through its subsidiary Tech Data Europe GmbH (the “Purchaser”), entered into an agreement (the “Agreement”) to acquire all the shares of several distribution companies belonging to Specialist Distribution Group, the distribution arm of Specialist Computer Holdings PLC (“SCH”), a privately-held IT services company headquartered in the United Kingdom (the “Acquisition”). The SCH subsidiaries selling the shares are SCH Distribution Limited, SCH SAS, and SCH Nederland B.V. (collectively, the “Sellers”). For their fiscal year ended March 31, 2012, the companies to be acquired generated third-party sales of approximately EUR 1.4 billion (approximately $1.75 billion), across a broad portfolio of data center, software and broadline products from industry-leading suppliers. The terms of the Agreement also call for a supplier agreement, whereby SCH, through its IT reseller business, will have annual purchase commitments through the Tech Data group for a period of five years, which Tech Data estimates will add incremental annual sales of EUR 400 million (approximately $500 million).

The total consideration payable under the terms of the Agreement is £220 million (approximately $350 million and EUR 277 million), subject to customary adjustments.

The parties’ obligations to complete the Acquisition are subject to customary closing conditions, including the receipt of regulatory approvals in the European Union. The Purchaser’s obligations to complete the acquisition are not subject to any financing conditions.

The Agreement contains certain termination rights, including the right of the Purchaser to terminate the Agreement upon a material breach or a defined material adverse change.

The Agreement contains customary representations, warranties and covenants. The representations, warranties and covenants contained in the Agreement were made solely for purposes of such Agreement and as of specific dates, were solely for the benefit of the parties to the Agreement, may be subject to qualifications and limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for purposes of allocating contractual risk between the parties to the Agreement instead of establishing these as matters of facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in Tech Data’s public disclosures.

The foregoing description of the Agreement and the transactions contemplated thereby do not purport to be complete, and are qualified in their entirety by reference to such Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Cautionary Note Concerning Forward-Looking Statements

The foregoing description of the Agreement and the transactions contemplated thereby may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties and actual results could differ materially from those projected. These forward-looking statements regarding future events and the future results of Tech Data are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words, and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking statements. These forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.

Among other items, such factors could include: the parties’ ability to obtain regulatory approval for the Acquisition; the parties’ ability to consummate the Acquisition; the risk that expected synergies, operational efficiencies, retained relationships with customers and vendors, and cost savings from the Acquisition may not be fully realized or realized within the expected time frame; and the risk that unexpected costs will be incurred in connection with the proposed Acquisition. Additional information concerning risk factors can be found in Tech Data’s periodic filings with the Securities and Exchange Commission, copies of which can be obtained at Tech Data’s Investor Relations website at www.techdata.com. Tech Data undertakes no duty to update any forward-looking statements contained herein to reflect actual results or changes in Tech Data’s expectations.

Item 8.01.	Other Events

On September 5, 2012, Tech Data issued a press release announcing its entry into the Agreement. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

2.1	Agreement, dated September 4, 2012, between Tech Data Europe GmbH and SCH Distribution Limited, SCH SAS, SCH Nederland B.V. and Specialist Computer Holdings PLC.*

99.1	Press Release, dated September 5, 2012, of Tech Data Corporation.

*	Tech Data has omitted certain schedules and exhibits pursuant to Item 601(b)(2) of Regulation S-K and shall furnish supplemental copies to the Securities and Exchange Commission of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tech Data Corporation

(Registrant)

September 10, 2012

(Date)
/s/ JEFFREY P. HOWELLS

Jeffery P. Howells
Executive Vice President & Chief Financial Officer
Tech Data Corporation